Exhibit 11.01
                          The Travelers Inc. and Subsidiaries
                           Computation of Earnings Per Share
                      (In millions, except for per share amounts)


                                                                          Three Months Ended           Six Months Ended
                                                                               June 30,                    June 30,
                                                                       -----------------------      ---------------------

                                                                          1994        1993             1994      1993
                                                                          ----        ----             ----      ----
                Earnings:
                  Net Income                                             $320         $187             $660      $359
                  Preferred dividends:
                    8.125% Cumulative Preferred Stock - Series A           (6)         (6)              (12)      (12)
                    5.5% Convertible Preferred Stock - Series B            (1)           -               (3)        -
                    $4.53 Convertible Preferred Stock - Series C           (4)           -               (8)        -
                    9 1/4% Preferred Stock - Series D                      (9)           -              (18)        -
                                                                         ----         ----             ----      ----
                  Income applicable to common stock                      $300         $181             $619      $347
                                                                          ===          ===              ===       ===
                Average shares:
                  Common                                                  317          228              318       223
                  Common stock warrants                                     -            -                -         -
                  Assumed exercise of dilutive stock options                3            5                4         5
                  Incremental shares - Capital Accumulation Plan            3            3                3         3
                                                                         ----         ----             ----      ----
                                                                          323          236              325       231
                                                                          ===          ===              ===       ===
                  Earnings Per Share                                     $0.93       $0.76             $1.90    $ 1.50
                                                                          ====        ====              ====     =====

      Earnings per common share is based on the weighted average number of common shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan. Fully diluted earnings per common share, assuming conversion of all outstanding convertible preferred stock (in 1994 only), the maximum dilutive effect of common stock equivalents and the assumed conversion of convertible debentures (in 1993 only) have not been presented because the effects are not material. The fully diluted earnings per common share for the three and six months ended June 30, 1994 would entail adding the number of shares issuable on conversion of the preferred stock (7 and 7 million, respectively) to the number of shares included in the earnings per common share calculation (resulting in 330 and 332 million shares, respectively) and eliminating the convertible preferred stock dividend requirements ($6 and $12 million, respectively). The fully diluted earnings per common share computation for the three and six months ended June 30, 1993 would entail adding the number of shares issuable on conversion of other debentures (4 and 4 million shares, respectively) and the additional common stock equivalents (1 and 1 million, respectively) to the number of shares included in the earnings per share calculation (resulting in a total of 241 and 236 million shares), respectively, and eliminating the after-tax interest expense related to the conversion of other debentures ($2 and $3 million, respectively).